Exhibit 16

Letter from KPMG Hungaria Kft.

May 3, 2007

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Hungarian Telephone and Cable Corp. and, under the date of March 19, 2007, we reported on the consolidated financial statements of Hungarian Telephone and Cable Corp. and subsidiaries as of December 31, 2006 and 2005, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006. On April 27, 2007 we were dismissed. We have read Hungarian Telephone and Cable Corp.'s statements included under Item 4.01 of its Form 8-K dated May 3, 2007, and we agree with such statements, except that we are not in a position to agree or disagree with Hungarian Telephone and Cable Corp.'s statement that the change of independent registered public accountings firms was approved by the audit committee of the board of directors.

Very truly yours,

/s/ KPMG Hungaria Kft.

KPMG Hungaria Kft.

Budapest, Hungary